Exhibit 99.1

GENERAL GROWTH PROPERTIES INCREASES INVESTMENT IN ALIANSCE SHOPPING CENTERS

Ownership Increases to 45.6% in Leading Brazilian Mall Owner and Operator

Chicago, Illinois, August 15, 2012 — General Growth Properties, Inc. (NYSE:GGP) (“GGP”) today announced that it has entered into a definitive agreement with certain affiliates of Pershing Square Capital Management, L.P. to acquire their entire 14.1% interest in Aliansce Shopping Centers S.A. (Bovespa: ALSC3) (“Aliansce”) for $195.2 million (equivalent to R$394.5 million or R$20.00 per common share). GGP intends to fund the acquisition with available cash resources. The transaction is expected to close in the third quarter 2012, subject to the satisfaction of certain conditions.

On August 13, 2012, Aliansce reported its regional mall portfolio was 98.2% occupied during the second quarter and generated same store sales growth of 10.1% over the same period last year, the 10th consecutive quarter of double-digit growth. In addition, net operating income and adjusted earnings before interest, taxes, depreciation and amortization totaled R$75.9 million and R$65.6 million in the second quarter, respectively, each representing an increase of 39.8% over the same period last year. (Please refer to Aliansce’s website www.aliansce.com.br/ir/ for a complete discussion of its financial and operational results.)

Aliansce is headquartered in Rio de Janeiro, Brazil, and focuses on the ownership, management and development of shopping centers in Brazil. Aliansce owns interests in 18 malls, three of which are under development, totaling approximately 6.5 million square feet of gross leasable area. Sandeep Mathrani, Chief Executive Officer of GGP, and Shobi Khan, Chief Operating Officer of GGP, are members of the Aliansce Board of Directors.

ABOUT GGP

General Growth Properties, Inc. is a fully integrated, self-managed and self-administered real estate investment trust focused on owning, managing, leasing, and redeveloping regional malls throughout the United States and Brazil. GGP currently owns, or has an interest in, 150 regional shopping malls comprising approximately 141.4 million square feet of gross leasable area. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.  For further information please visit the GGP website at www.ggp.com.

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Contact Information:

Investors:	Media:
Kevin Berry, Vice President of Investor Relations	David Keating, Vice President of Corporate Communications
kevin.berry@ggp.com	david.keating@ggp.com
(312) 960-5529	(312) 960-6325